EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-262-0110 ext. 1331	BOOT@stct.com
LACROSSE FOOTWEAR REPORTS
FOURTH QUARTER AND YEAR END RESULTS
Record Quarterly Sales Up 21% Year-over-Year; Quarterly Earnings Up 96%
Stronger Demand in Both Work and Outdoor Markets
Strong Balance Sheet with Record Cash
Portland, Ore.—February 1, 2010 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of premium, branded footwear for work and outdoor users, today reported results for the fourth quarter and year ended December 31, 2009.
For the fourth quarter of 2009, LaCrosse reported net sales of $42.5 million, up 21% from $35.1 million in the fourth quarter of 2008. The 2009 results represent record quarterly sales for the Company. For the full year 2009, net sales were $139.2 million, up 9% from $128 million in 2008.
Net income was $2.3 million or $0.36 per diluted share in the fourth quarter of 2009, up 96% from $1.2 million or $0.18 per diluted share in the fourth quarter of 2008. For the full year 2009, net income was $5.5 million or $0.86 per diluted share, compared to $6.2 million or $0.96 per diluted share for the same period in 2008.
Sales to the work market were $25.2 million for the fourth quarter and $88.2 million for the full year of 2009, up 25% and 18%, respectively, from the same periods of 2008. The growth in work sales primarily reflects continued expansion into various areas of the U.S. military. Sales to the outdoor market were $17.3 million for the fourth quarter of 2009, up 16% from the same period of 2008, reflecting stronger at-once demand during the quarter across a number of outdoor boot categories. For the full year 2009, outdoor sales were $51 million, down 4% from 2008, reflecting softness in the overall retail environment throughout the first three quarters of 2009.
The Company maintained strong margins. Gross margins were 38.4% of net sales for the fourth quarter and 38.9% for the full year of 2009, compared to 38.6% and 39.6%, respectively, in the same periods of 2008. The year-over-year decrease in gross margin primarily reflects the impact of a greater portion of revenue coming from military shipments and cost increases associated with key rubber styles.
For the full year 2009, operating expenses represented 32.7% of net sales, compared to 31.7% in 2008. The increase reflects higher costs related to the establishment of the new Midwest distribution center and the Company strengthening its sales and marketing organization in Europe and North America.
The Company continued to strengthen its balance sheet. At the end of 2009, LaCrosse had record cash and cash equivalents of $17.7 million, up 30% from the end of 2008, even after making investments of $2.7 million in its new Midwest distribution center and paying dividends of $3.2 million to its shareholders during 2009. Total inventory at year end was $27.0 million, down from $28.6 million in 2008. The $1.6 million year-over-year reduction in inventory primarily reflects the Company’s focus on improving inventory management, despite the significant growth in domestic production for the Company’s expanded military business.
“We’re very pleased with our strong sales and earnings growth in the fourth quarter of 2009, driven by increased demand across work and outdoor markets,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “Throughout the year, we continued to see strong demand from various branches of the U.S. military, reflecting the proven durability and performance of our premium footwear in demanding terrain. While 2009 was a challenging year for retail sales, we saw stronger at-once demand from new and longstanding retail channels during the fourth quarter, reflecting the improving economic environment and the success of our new products.
“During 2009, we took important steps to improve the long-term efficiency and strength of our business. We significantly improved our inventory management and strengthened our balance sheet, ending the year with no debt and a record cash position. We also completed our new Midwest distribution center, transitioned our nationwide sales force into a dedicated in-house team, intensified our focus on core products and strengthened our position with a number of major retailers.
“As we move into 2010, we plan to continue to introduce innovative new products and further enhance our sales and marketing efforts to strengthen awareness and demand for our brands. We believe LaCrosse is increasingly well-positioned to continue to capture market share in 2010 and beyond.”
Fourth Quarter and Year End 2009 Conference Call
LaCrosse will host a conference call to discuss its financial results today, February 1, 2010, at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 877-941-2332 or +1 480-629-9722. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4197911). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, military services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, any statements regarding the enhancement of our sales and marketing efforts to strengthen awareness and demand for our brands, introduction of innovative new products, future business volumes with the U.S. military and our ability to grow our business over the long term, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Risk factors and other uncertainties which may directly impact the outcome of such forward-looking statements included in this release, each of which are included in our 2008 Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q for 2009, include the following:
•	Uncertainties related to our sales to the U.S. military, which may not continue at the current levels.

•	Deterioration in the general business environment and lack of growth in consumer spending, which could impact both the financial stability of our domestic and international retail channel base and require additional price discounts for retailers and direct consumers.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Net sales	$42,505	$35,149	$139,152	$127,956

Cost of goods sold	26,185	21,578	85,062	77,295

Gross profit	16,320	13,571	54,090	50,661

Operating expenses	12,593	11,401	45,505	40,541

Operating income	3,727	2,170	8,585	10,120

Non-operating expense	(71)	(81)	(375)	(24)

Income before income taxes	3,656	2,089	8,210	10,096

Income tax provision	1,333	905	2,700	3,929

Net income	$2,323	$1,184	$5,510	$6,167

Net income per common share:
Basic	$0.37	$0.19	$0.87	$0.99
Diluted	$0.36	$0.18	$0.86	$0.96

Weighted average number of common shares outstanding:
Basic	6,332	6,247	6,303	6,215
Diluted	6,456	6,417	6,375	6,417

Supplemental Product Line Information
Work Market Sales	$25,204	$20,221	$88,200	$74,902
Outdoor Market Sales	17,301	14,928	50,952	53,054

	$42,505	$35,149	$139,152	$127,956

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008
Assets:
Current Assets:
Cash and cash equivalents	$17,739	$13,683
Trade and other accounts receivable, net	21,635	22,449
Inventories	27,031	28,618
Prepaid expenses and other	1,129	1,402
Deferred tax assets	1,503	1,364

Total current assets	69,037	67,516

Property and equipment, net	8,482	6,137
Goodwill	10,753	10,753
Other assets	313	159

Total assets	$88,585	$84,565

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$8,036	$10,288
Accrued compensation	3,343	3,151
Other accruals	3,755	2,528

Total current liabilities	15,134	15,967

Deferred revenue	225	375
Deferred lease obligations	614	190
Compensation and benefits	4,680	5,844
Deferred tax liabilities	2,337	777

Total liabilities	22,990	23,153

Total shareholders’ equity	65,595	61,412

Total liabilities and shareholders’ equity	$88,585	$84,565

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008
Cash flows from operating activities:
Net income	$5,510	$6,167
Adjustments to reconcile net income to net cash provided by operating activities, net of effects of acquisitions:
Depreciation and amortization	2,705	1,891
Stock-based compensation expense	581	577
Deferred income taxes	1,011	64
Loss on disposal of property and equipment	225	5
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	814	144
Inventories	1,740	1,682
Accounts payable	(2,252)	3,022
Accrued expenses and other	1,872	(301)

Net cash provided by operating activities	12,206	13,251

Cash flows from investing activities:
Purchases of property and equipment	(5,254)	(3,176)
Proceeds from sale of property and equipment	41	—
Acquisitions	(388)	(3,169)

Net cash used in investing activities	(5,601)	(6,345)

Cash flows from financing activities:
Cash dividends paid	(3,154)	(9,322)
Purchase of treasury stock	—	(95)
Proceeds from exercise of stock options	565	1,118

Net cash used in financing activities	(2,589)	(8,299)

Effect of foreign currency exchange rate changes on cash and cash equivalents	40	(309)

Net increase (decrease) in cash and cash equivalents	4,056	(1,702)

Cash and cash equivalents:
Beginning of period	13,683	15,385

End of period	$17,739	$13,683

END OF FILING